Exhibit 99.1

STATE OF MAINE                                                                                                Docket No. 2011-283
PUBLIC UTILITIES COMMISSION

AQUA MAINE, INC.                                                                                                STIPULATION
Petition for Approval of Reorganization
Through Acquisition of Stock
______________________________________________________________________

It is understood and agreed by and between Aqua Maine, Inc., Connecticut Water Service, Inc. (“CTWS”) and the Office of Public Advocate as follows:
I.	Purpose
The purpose of this Stipulation is to settle all issues with respect to this proceeding, to eliminate the need to hold evidentiary hearings and to expedite the Public Utilities Commission’s consideration and resolution of this proceeding.  The provisions agreed to herein have been reached as a result of information gathered through the discovery process and discussions and negotiations with the companies.
II.	Procedural History
On August 23, 2011, Aqua Maine filed a Petition for Approval of Reorganization Through Acquisition of Stock.  Aqua Maine is a Maine water utility subject to regulation by the Commission.  The proposed transaction involved in this proceeding is the acquisition by CTWS of the outstanding stock of Aqua Maine from Aqua Maine’s parent, Aqua America, Inc.  The transaction will result in the creation of new affiliated interests of Aqua Maine:
a.	CTWS, which will own more than 10% of Aqua Maine’s stock;
b.	Connecticut Water Company, a wholly-owned subsidiary of CTWS and a Connecticut water utility regulated by the Connecticut Public Utilities Regulatory Authority;
c.	New England Water Utility Services, Inc., a wholly-owned, unregulated subsidiary of CTWS that provides services to other water systems in Connecticut; and
d.	Chester Realty, Inc., a wholly-owned, unregulated real estate subsidiary of CTWS.
The Petition sought Commission approval of the creation of these new affiliated interests of Aqua Maine.  The Petition also sought, in light of the proposed change of Aqua Maine’s name to “The Maine Water Company,” approval by the Commission of Terms and Conditions and tariffs reflecting the change of Aqua Maine’s name to The Maine Water Company (“TMWC”).  In support of the Petition, Aqua Maine submitted the Asset Purchase Agreement between CTWS and Aqua America, and the pre-filed Direct Testimony and Exhibits of Judy Wallingford, Eric Thornburg, and David Benoit.
The Public Advocate and CTWS intervened in the case.  Responses to data requests from the Advisors and the Public Advocate were provided by Aqua Maine, an initial case conference and technical conference was held on September 21, 2011, a technical conference was held on October 13, 2011, and Aqua Maine responded to oral data requests by October 20, 2011.  Settlement discussions were held thereafter.
III.	Approvals and Findings
Based upon the record in this case, the Parties to this Stipulation agree that the Petition and accompanying testimony and exhibits filed on August 23, 2011, and the approvals and authorizations requested therein, satisfy the applicable statutory criteria and should be granted by the Commission by an order that approves, accepts and adopts this Stipulation and all of the provisions thereof, including the following findings and provisions:
A.
The granting of the Petition shall include all authorizations, approvals, and findings requested in the Petition and the accompanying testimony and exhibits, including specifically a finding that the reorganizations that will occur upon the acquisition by CTWS of the stock of Aqua Maine are consistent with the interests of the utilities' ratepayers and investors and shall be approved pursuant to 35-A M.R.S.A. §708, and approving the Company’s Terms and Conditions and tariffs in the name of “The Maine Water Company,” which were filed with the Commission with the Petition.

B.
The Commission shall have reasonable access to the books, records, documents and other information relating to Aqua Maine or any of its affiliated interests, including the books, records, documents and other information relating to CTWS or Connecticut Water Company, subject to those exceptions set forth in 35-A M.R.S. § 708(2)(A)(1).

C.
The Commission will retain all reasonable powers to detect, identify, review and approve or disapprove all transactions between Aqua Maine and CTWS or the subsidiaries of CTWS.  As part of the transaction, Aqua America will assign the Affiliated Interest Agreement with Aqua Maine – which Agreement has been approved by this Commission – to CTWS.  CTWS agrees to be bound by the Affiliated Interest Agreement.  Neither Aqua Maine nor CTWS contemplate any changes in the Agreement at this time, and both acknowledge that any changes would require Commission approval under § 707(A)(3) before  the changes could take effect.

D.	Aqua Maine’s ability to attract capital on reasonable terms, and its ability to maintain a reasonable capital structure, will not be impaired.
E.
Aqua Maine’s ability to provide safe, reasonable and adequate service to its customers will not be impaired.  Aqua Maine’s customer service operations will continue to be performed by Aqua Maine personnel.  Although the acquisition will require certain changes in computer software platforms for Aqua Maine, there is not expected to be any change in the software programs used by Aqua Maine to open customer accounts, close customer accounts, respond to customer inquiries and complaints, and issue bills to customers.  In addition, Aqua Maine and CTWS have represented to the Commission that they do not plan to make any changes in employees in any division as a result of the transaction, which will enable Aqua Maine to continue to provide safe, reasonable and adequate service to its customers.

F.	Aqua Maine will continue to be subject to applicable laws, principles and rules governing the regulation of public utilities in Maine.
G.	Aqua Maine’s credit will not be impaired or adversely affected.
H.	The Commission retains the ability to order divestiture pursuant to Maine law if necessary to protect the interest of Aqua Maine, its ratepayers or its investors.
I.
Neither ratepayers nor investors will be adversely affected by the acquisition of Aqua Maine’s stock by CTWS.  There will be no change in Aqua Maine’s rates or its terms and conditions of service.  Through the record in this case, Aqua Maine and CTWS have shown demonstrable net savings which are expected to be realized as a result of the acquisition – savings that are expected to benefit the ratepayers in the short term and long term.  Specifically, Aqua Maine and CTWS expect that, in general, the following types of savings will result as CTWS acquires Aqua Maine’s stock:

1.
The corporate charges that are currently made to Aqua Maine by Aqua America will be lower under CTWS ownership.  That will be because CTWS has a smaller corporate office and support function, compared to breadth of the Aqua America support services.  The expected annual savings are in the range of $50,000 to $75,000.

2.
The current work on the coordination of the Information Technology (IT) systems between the two companies indicates an expected reduction in rate base of up to $100,000, as Aqua America’s allocated assets are removed and replaced with CTWS systems.  With the cost of capital and depreciation, this reduction equates an expected annual savings of up to $20,000.

3.
Pension Plan Savings.  Because an additional $500,000, approximately, will be funded to the pension plan for Aqua Maine employees as part of the transaction, future pension expense for Aqua Maine is expected to be lower than it otherwise would be because that cash contribution is being made earlier than it otherwise would have been under Aqua America ownership.  Although difficult to quantify, that contribution will result in savings.

4.
Savings in “Sundry” Costs.  In addition to the labor component of Aqua America charges, there are the allocated “sundry” costs from Aqua America, which are expected to total approximately $175,000 in 2011.  These costs include allocations of vendor or non-labor costs, such as those related to shareholder services, legal, actuarial fees, IT costs, etc.  The current estimate from CTWS for replacing these sundry costs is approximately $150,000, an estimated savings of $25,000.

IV.	Conditions of Approval
In addition to the approvals and authorizations set forth above, the Parties further agree to the following terms and conditions of approval:
A.
Aqua Maine is required to make a filing with the Commission within six months after either the Millinocket or East Millinocket mills re-open, showing whether, as a result of the re-opening of the mills, the Company is likely to earn revenues in excess of its approved revenue requirement.  The filing should provide enough information for the Commission to determine if a downward rate adjustment is appropriate in the Millinocket Division.

B.	Aqua Maine shall not file an application for an increase in revenues or rates for any division during calendar year 2012.
C.
After the acquisition by CTWS, Aqua Maine will maintain each division as a separate ratemaking entity, and will continue to comply with all Commission orders applicable to the Company as a whole or to any division of the Company, including the calculation and application of the management-fee adjustment in the rate filings.

D.	Aqua Maine will not seek, in any future rate proceeding, to recover any “acquisition adjustment” arising out of the transaction.
E.	Aqua Maine and CTWS will track separately both the transition and transaction costs related to the acquisition.
F.	Aqua Maine and CTWS will not seek recovery of transaction costs incurred related to the acquisition.
G.	In any rate proceeding occurring over the next three years (2012, 2013, and 2014),
Aqua Maine and CTWS will present a list of the costs that have been incurred as a direct result of the acquisition (e.g., new computer equipment, survey costs, costs due to changes in internal procedures, etc.).  In those rate proceedings, the Commission will determine whether such “transition” costs will be the responsibility of TMWC stockholders and/or TMWC ratepayers, and will make that determination based on the CTWS and Aqua Maine representation in this proceeding that, as a result of the transaction, “there [will] be no short term rate or service impacts on either set of water customers, and no long or short term adverse impact on rates or service as a result of the acquisition.” [PADR 1-12]
H.	Aqua Maine will amortize the curtailment liability for the pension and post retirement benefit plans in a manner consistent with actuarial rules.
I.
If, during a period of two years subsequent to the acquisition, CTWS requires additional employee(s) to implement the transition and/or provide existing services to Aqua Maine, then all the costs associated with those additional employee(s) will be assumed by CTWS.

J.
If, during a period of two years subsequent to the acquisition, Aqua Maine requires either additional IT equipment or software in an amount such that there would be no net savings resulting from the acquisition, then the excess costs associated with that additional equipment and software will be assumed by CTWS.

K.
Subsequent to the acquisition, CTWS may engage a consultant (possibly the Center for Research) to conduct surveys (of customers, public opinion leaders, and employees) for the The Maine Water Company.  Under that project, the net increase in costs to CT Water to perform the Maine surveys, compared to CT Water’s existing costs, is expected to be $4,500.  As a condition of the approval granted in this Stipulation, Aqua Maine and CTWS agree that, if CTWS or TMWC decide to perform such surveys, for the first three years starting January 1, 2012, the net increase in costs chargeable to TMWC (Aqua Maine) ratepayers resulting from those surveys, shall be no greater than $2,250 annually.

V.	Public Advocate Concern
The Public Advocate is signing this Stipulation in agreement with all its terms.  Nevertheless, for the record, the Public Advocate notes its continuing concern about the level of recent and continuing salary increases that Aqua Maine has been granting to its employees – increases that exceed the Consumer Price Index (CPI).  With respect to the newly-created The Maine Water Company (TMWC), the Public Advocate’s position will continue to be that salary increases that exceed the CPI should be paid only by TMWC stockholders or CTWS stockholders, and not by the ratepayers of The Maine Water Company.

VI.	Procedural Stipulations
A.
It is agreed that the record on which the Commission may base its determination in this matter shall consist of this Stipulation, Aqua Maine’s Petition and Exhibits, the Direct Testimony and Exhibits of Judy Wallingford, Eric Thornburg and David Benoit, all data requests and responses thereto, the record of the Technical Conference, and any other material furnished by the Advisory Staff to the Commission, either orally or in writing, at the time of the Commission’s consideration of this proceeding.

B.
The parties to the Stipulation hereby waive any rights they have under 5 M.R.S. § 9062(4) and Section 742 of the Commission’s Rules of Practice and Procedure to the extent necessary to permit the Advisory Staff to discuss this Stipulation and the resolution of the case with the Commissioners and at scheduled deliberations, without providing to the parties an Examiners’ Report or the opportunity to file Exceptions.

C.
It is agreed that the Stipulation shall not be considered legal precedent, nor shall it preclude a party from raising issues that were identified during this proceeding in any other Commission proceeding or investigation.

D.
If this Stipulation is not accepted by the Commission in accordance with the provisions hereof, this Stipulation is voidable by any party hereto, and if voided it shall be of no further effect and shall not prejudice any position taken by any party before the Commission in this proceeding and shall not be admissible in evidence therein or in any other proceeding before the Commission.

Respectfully submitted this 27th day of October, 2011.
AQUA MAINE, INC.

/s/ Judy Wallingford
Judy Wallingford, President

CONNECTICUT WATER SERVICE, INC.

/s/ Eric Thornburg
Eric Thornburg, President

PUBLIC ADVOCATE

/s/ William C. Black
Its Attorney